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Meta Financial Group, Inc.® Reports Results for 2016 Fiscal Third Quarter

2016 Fiscal Third Quarter Net Income $8.9 million; 91% Increase Over Prior Year
Third Quarter; Fee Income, Loans, and Deposits all Increase Over 28% from 2015 Third Quarter

Sioux Falls, South Dakota - July 25, 2016, Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Highlights for the 2016 fiscal third quarter and nine months ended June 30, 2016.

•
On May 20, 2016, Bank Director named MetaBank ® the #1 Top Growth Bank among all banks and thrifts determined by top-line growth over a five quarter period ending March 31, 2016. The ranking was established by the compound average growth rate in revenues over the five linked quarters.

•
MetaBank, through its Meta Payment Systems ® (“MPS”) division, entered into a new multi-year agreement with Blackhawk Network, Inc., a leading prepaid and payments global company. Under the agreement, Blackhawk will continue to provide marketing, servicing, and processing services for a broad range of consumer and corporate financial products issued by MetaBank.

Results

•
MFG’s fiscal 2016 third quarter net income totaled $8.9 million versus $4.6 million in the third quarter of 2015. The 2016 third quarter results included $1.2 million of pre-tax acquisition-related expenses, $0.1 million in securities losses and amortization of intangibles, and a reversal of legal reserves of $0.4 million. In addition, $2.1 million of provision for loan losses was recorded by our Banking segment in the current quarter. A majority of the provision for loan losses was related to the charge-off of a previously identified agriculture relationship. The charge-off was in relation to a non-systemic issue not solely related to the agriculture economy, and was the first charge-off greater than $0.5 million in over five years. The remaining provision was mainly due to growth in the retail and specialty finance loan portfolios.

•
Net income for the nine months ended June 30, 2016 was $27.2 million compared to $13.4 million for the comparable prior year period. The 2016 results included $3.8 million of pre-tax acquisition-related expenses, $0.1 million in securities losses and amortization of intangibles, and a reversal of legal reserves of $0.4 million.

•
Tax product revenues of $23.1 million from our Payments segment have driven 2016 fiscal year earnings to date, with $3.4 million carrying over into the third quarter. This third quarter revenue primarily consists of professional tax refund-transfer software fees for services used by independent electronic refund originators ("EROs") and their customers. IRS delays in processing returns during the tax season pushed more revenue than expected into our third quarter, and we currently expect the timing experienced in 2016 will be similar in 2017.

•
Card fee income increased $4.9 million, or 36%, for the 2016 fiscal third quarter when compared to the same quarter in 2015, further accelerating growth seen in the prior year. Card fee income increased $12.0 million, or 30% for the nine months ended June 30, 2016, compared to the same period in 2015. These increases were primarily driven by tax-related products and current promotional programs from one of our largest business partners and the addition of new and increased business from other existing business partners.

•
Net interest income was $19.9 million in the 2016 fiscal third quarter, an improvement of $5.2 million, or 36%, compared to $14.7 million in the third quarter of 2015. The increase was primarily driven by higher volumes and yields attained from investments, primarily high credit quality, tax-exempt municipal bonds. Increased volume in higher yielding loans was a secondary driver to increased net interest income, as well as higher yields achieved in the mortgage-backed securities (“MBS”) portfolio. This led to a 27 basis point increase in net interest margin ("NIM") from the third quarter of 2015 and a 5 basis point increase from the second quarter of 2016.

•	MFG’s fiscal 2016 third quarter average assets grew to $3.07 billion, compared to $2.35 billion in the 2015 third quarter; an increase of 31%.

•	Total average deposits grew 28%, or $500.8 million, and MPS deposits grew 29%, or $473.3 million, at June 30, 2016 compared to the same period of the prior fiscal year.

•
Total loans, net of allowance for loan losses, increased $203.0 million, or 31%, at June 30, 2016, compared to June 30, 2015. This increase primarily related to growth in Banking segment loans of $202.6 million, which included a year-over-year increase in retail bank loans of $151.6 million, or 28%, and in premium finance loans of $49.6 million, or 54%, from June 30, 2015.

•
Non-performing assets (“NPAs”) were 0.07% of total assets at June 30, 2016, compared to 0.33% at June 30, 2015. This decrease was mainly due to a charge-off of a large, non-performing agricultural relationship in the 2016 third quarter.

•
Overall cost of funds for the Company averaged 0.13% during the fiscal 2016 third quarter, compared to 0.11% for the same quarter of the prior year. The Company’s low cost of funds is driven by non-interest bearing deposits generated by MPS. Total 2016 third quarter average non-interest bearing deposits increased by $445.5 million, or 27%, compared to the third quarter of 2015, due to growth in existing prepaid card programs and the addition of several new business partners.

•
Tangible book value per common share outstanding increased by $6.57, or 27%, to $31.17 per share at June 30, 2016, from $24.60 per share at September 30, 2015. This increase is primarily attributable to increases in additional paid-in capital due to the Company’s first quarter capital raise of approximately $11.7 million. Tangible book value per common share outstanding excluding accumulated other comprehensive income (“AOCI”) was $28.16 as of June 30, 2016, compared to $24.30 as of September 30, 2015. Book value per common share outstanding increased by $5.79, or 17%, to $39.03 per share at June 30, 2016, from $33.24 per share at September 30, 2015.

•	Return on average assets (“ROA”) for the nine months ended June 30, 2016 was 1.23%, compared to 0.78% for the same period in fiscal 2015.

•	Return on average equity (“ROE”) for the nine months ended June 30, 2016, was 12.16%, compared to 9.07% for the same period in fiscal 2015.

"We are happy to report another outstanding quarter to add to our record-breaking year," said Chairman and CEO J. Tyler Haahr. "Our tax season closed very strong, and we had more carry-over into the third quarter than we originally anticipated, mainly due to IRS delays at the beginning of the season. We are already working on an extended suite of product offerings for the 2017 tax season. All of our business lines continue to excel, as evidenced by over 36% fee income growth, 31% net loan growth, 28% total average deposit growth from June 2015 to the June 2016 quarter, and increased NIM of 27 basis points. We are also currently evaluating several potential opportunities to continue to grow our business, while also focusing on new products to enhance our current customer portfolios."

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Net Interest Income - millions	$19.9	$19.9	14.7	57.4	43.5
Non-Interest Income - millions	23.8	40.9	15.4	81.5	43.1

Net Income - millions	8.9	14.3	4.6	27.2	13.4
Diluted Earnings per Share	1.04	1.68	0.66	3.22	2.03

Net Interest Margin	3.27%	3.22%	3.00%	3.23%	3.01%
Non-Performing Assets - % of Total Assets	0.07%	0.15%	0.33%
* See a more detailed Financial Highlights table at the end of this earnings release.
Financial Summary
Revenue
Total revenue for the fiscal 2016 third quarter was $43.7 million, compared to $30.1 million for the same quarter last year, an increase of $13.6 million, or 45%. Total revenue for the nine months ended June 30, 2016 was $138.9 million, compared to $86.6 million for the same period in 2015, an increase of $52.3 million, or 60% primarily due to growth in tax product fee income, income from tax-exempt securities (included in other investment securities), card fee income, and interest from loans.

Net Income
The Company recorded net income of $8.9 million, or $1.04 per diluted share, for the three months ended June 30, 2016, compared to net income of $4.6 million, or 66 cents per diluted share, for the same quarter of fiscal 2015. The increase in net income was primarily due to increases of $8.4 million in non-interest income and $5.2 million in net interest income, partially offset by an increase of $7.1 million in non-interest expense.

The Company recorded net income of $27.2 million, or $3.22 per diluted share, for the nine months ended June 30, 2016, compared to $13.4 million, or $2.03 per diluted share, for the same period in fiscal year 2015. Net earnings for the nine months ended June 30, 2016 were primarily impacted by increases of $38.4 million in non-interest income and $13.9 million in net interest income, partially offset by an increase of $33.1 million in non-interest expense.

Net Interest Income
Net interest income for the fiscal 2016 third quarter was $19.9 million, up $5.2 million, or 36%, from the same quarter last year, primarily due to increases in volume in other investments and continued sizable loan growth funded by significant non-interest bearing deposit growth. Additionally, the overall increase was driven by a better mix and higher percentage of loans and other investments, primarily high credit quality tax-exempt municipal bonds.

Net interest income for the nine months ended June 30, 2016, was $57.4 million, up $13.9 million, or 32%, from the same period in fiscal 2015. Contributing to this increase was a 22 basis point increase in asset yields and an increased percentage of loans and other investment securities as a percentage of total interest earning assets.

Net Interest Margin
NIM increased from 3.00% in the fiscal 2015 third quarter to 3.27% in the 2016 third quarter and improved from 3.22% in the 2016 second quarter. This expansion in NIM relates to an improved mix of interest-earning assets highlighted by high credit quality loan growth and purchases of highly-rated tax-exempt municipal securities at relatively high tax equivalent yields. Also, a timely repositioning within the agency MBS portfolio aided NIM within the third quarter of 2016 and also reduced prepayment risk moving forward.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 28 basis points in the fiscal 2016 third quarter, compared to the 2015 third quarter, primarily driven by an improved earning asset mix, including a 29% increase in average balances within the loan portfolio, increased volume and yields achieved in other investments, particularly the tax exempt municipal securities, and improved MBS yields. The yield achieved on the growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable. The yields achieved on other investments, including fed funds sold, and agency MBS each increased by 35 basis points when comparing 2016 third quarter to the prior year quarter, while longer-term interest rates experienced significant volatility and overall trended downward. The 2016 third quarter TEY on the securities portfolio increased by 38 basis points compared to the comparable prior year quarter driven by a shifting mix in the investment portfolio with new investments in overall higher yielding investment securities rather than MBS. The larger volume and higher TEY yields achieved in non-MBS, in concert with significant improvement in MBS yields, was the impetus for the substantial yield enhancement.

The Company’s average interest-earning assets for the fiscal 2016 third quarter grew by $621.5 million, or 28%, to $2.87 billion, from the same quarter last year, primarily from growth in other investments and fed funds sold and loan portfolios of $413.5 million and $186.0 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.13% during the fiscal 2016 third quarter, compared to 0.11% for the prior year third quarter. The Company believes its growing, lower-cost deposit base gives it a distinct and significant competitive advantage, both now and even more so if interest rates rise. During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at many other banks.

Average earning assets for the nine months ended June 30, 2016, increased 26% from the prior year period, while interest-bearing liabilities increased by 38%. The tax-equivalent yield of MBS and other investments was 2.95% for the nine months ended June 30, 2016, and 2.67% for the same period in 2015.

Non-Interest Income
Fiscal 2016 third quarter non-interest income of $23.8 million increased $8.4 million, or 54%, from $15.4 million in the same quarter of 2015, primarily due to an increase in card fee income of $4.9 million, or 36%, mainly from new and existing business partners and sales promotions from one of our largest partners and tax product fee income of $3.4 million.

Non-interest income for the nine months ended June 30, 2016 of $81.5 million, increased 38.4 million, or 89%, from $43.1 million in the same period in the prior fiscal year, due primarily to tax product fee income and an increase in card fee income. Tax product fee income was $23.1 million due to the addition of revenues from Refund Advantage in 2016. In addition, card fee income increased by $12.0 million, or 30%, due to growth in MPS programs during the first nine months of 2016.

Non-Interest Expense
Non-interest expense increased $7.1 million, or 29%, to $31.6 million for the 2016 fiscal third quarter, compared to $24.5 million for the same quarter in 2015. Between these quarters, compensation expense increased $3.3 million, card-processing expense increased $1.7 million, other expense increased $1.1 million, and occupancy and equipment expense increased $0.5 million. Other expense increased $1.1 million primarily due to $0.9 million in amortization of intangibles due to the acquisition of Refund Advantage. The increase in compensation was due mainly to the Refund Advantage acquisition, additional product development, IT developer staffing to support the Company’s growth initiatives, and a full nine months of AFS/IBEX expenses. We expect the percentage increase in compensation expense to decrease during the fourth quarter of 2016 and in 2017 as staffing levels grow more moderately. This expectation excludes compensation increases related to potential acquisitions.

Non-interest expense for the nine months ended June 30, 2016 increased by $33.1 million, or 47%, to $103.4 million from $70.3 million for the fiscal 2015 period. Compensation expense increased $12.8 million, or 37%, for the 2016 nine-month period, versus the same period last year, due primarily to a 15% increase in overall staffing. In addition, tax product expense increased $8.6 million due to the Refund Advantage acquisition, other expense increased $4.7 million primarily due to the aforementioned increases in AFS/IBEX division operating expenses, intangibles amortization and overall Company growth initiatives, and card-processing expense increased $4.5 million. A significant portion of the increase in card processing expense was primarily due to sales promotions from one of our largest partners and is a variable expense directly tied to the fee income growth.

Income tax expense for the fiscal 2016 third quarter was $1.1 million, or an effective tax rate of 11.3%, compared to tax expense of $0.3 million, or an effective tax rate of 5.5%, for the 2015 third quarter. The increase in the effective tax rate is mainly due to increased earnings during the 2016 third quarter; however, the increase was partially reduced by an increase in tax-exempt income, highlighting one of the benefits of our growing tax-exempt municipal securities portfolio. For the first nine months of 2016, our effective tax rate was 13.5%. We expect a similar effective tax rate for the remainder of 2016.

Loans
Total loans, net of allowance for loan losses, increased $202.6 million, or 32%, from June 30, 2015 to June 30, 2016. This included a $151.6 million increase, or 28%, in retail bank and a $49.6 million increase, or 54%, in premium finance. Total loans, net of allowance for loan losses, increased $77.1 million, or 10%, from March 31, 2016 to June 30, 2016. Retail bank loans increased $54.7 million, or 8%, and premium finance loans increased $19.8 million, or 16%, during this period.

The Company recorded a provision for loan losses of $2.1 million during the three months ended June 30, 2016. The majority of this amount related to a complete charge-off of an agricultural relationship with the remainder mainly due to loan growth. The Company’s allowance for loan losses was $6.1 million, or 0.7% of total loans, at June 30, 2016, compared to an allowance of $6.3 million, or 0.9% of total loans, at September 30, 2015.

Credit Quality
MetaBank’s NPAs at June 30, 2016, were $2.2 million, representing 0.07% of total assets, compared to $7.6 million and 0.33% of total assets, at June 30, 2015. This decrease was mainly due to the partial paydown and subsequent charge-off of the agricultural relationship noted above. Consistent with June 30, 2015, there were no NPAs within the Payments segment at June 30, 2016.

Investments
Total investments and MBS increased by $556.0 million, or 37%, to $2.05 billion at June 30, 2016, as compared to June 30, 2015. This included an increase in investment securities of $503.5 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and an increase in MBS of $52.5 million as purchases exceeded sales and pay downs.

Average TEY on the securities portfolio increased 38 basis points in the third quarter of fiscal 2016 from the same quarter of 2015. Yields improved on non-MBS investment securities by 14 basis points in the third quarter of 2016 over the same quarter of 2015. Yields increased within MBS by 35 basis points in the third quarter of 2016 from the same quarter of 2015.

During the third quarter of fiscal 2016, Management executed a repositioning within the agency MBS portfolio by selling certain higher coupon MBS securities deemed most susceptible to prepayment fluctuations. Proceeds were redeployed to much higher yielding agency MBS which have historically experienced market protection from prepayments. The vast majority of the repositioning was completed in April 2016. The focus of the MBS portfolio remains on minimizing prepayment speed volatility by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market at attractive yields. Many of these new purchases are tax exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality.

The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S Government-related MBS as well as AAA and AA rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities
Total average deposits for the fiscal 2016 third quarter increased by $500.8 million, or 28%, compared to the same period in 2015. Total end-of-period deposits increased $529.4 million, or 32%, to $2.19 billion at June 30, 2016, compared to September 30, 2015, which growth primarily related to the increase in non-interest bearing deposits. Average non-interest bearing deposits for the 2016 third quarter were up $445.5 million, or 27%, compared to the same period in 2015. The average balance of total deposits and interest-bearing liabilities was $2.69 billion for the three-month period ended June 30, 2016, compared to $2.10 billion for the same quarter in 2015.

Business Segment Performance
In the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, the Company reported its results of operations through three business segments: Meta Payment Systems, Retail Bank, and Other. Effective October 1, 2015, to align the segments with how management began managing the operations of the Company in fiscal year 2016 subsequent to acquisition activity in 2015, the Company changed its basis of presentation for segments, and following such change, reports its results of operations through the following three business segments: Payments, Banking, and Corporate Services/Other. Certain shared services, including the investment portfolio, included in the former Retail Bank segment, are now included in the Corporate Services/Other segment. AFS/IBEX and Refund Advantage were previously and are currently included in the Banking and Payments segments, respectively.

In addition, certain management accounting methodologies, including the treatment of intersegment assets and liabilities, and related allocations, were refined. Prior periods have been reclassified to conform to the current period presentation for all segment reporting, are appropriately reported below, and will be appropriately disclosed as such in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2016.

Payments
For the fiscal 2016 third quarter, Payments recorded income before tax of $8.5 million, compared to $3.8 million during the same period last year. Total third quarter 2016 average Payments-generated deposits increased by $473.3 million, or 29%, compared to the same quarter in 2015, due to the addition of Refund Advantage, growth of our prepaid card programs, the addition of new partners, and a sales campaign from one of our major partners.

Banking
The Banking segment recorded income before tax of $3.3 million for the third quarter of fiscal 2016, compared to $4.3 million in the third quarter of 2015. This decrease is primarily driven by the increase in the provision for loan loss due to the previously mentioned charged off agricultural relationship.

Capital Ratios
At June 30, 2016, both the Company and the Bank exceeded federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. The Company’s Tier 1 (core) capital to adjusted total assets ratio was 8.64% compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 17.84% compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 18.44% compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 18.88% compared to a well-capitalized requirement of 10.0%. The foregoing capital amounts and ratios are estimated.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

							Minimum
							Requirement to Be
					Minimum		Well Capitalized
					Requirement For		Under Prompt
					Capital Adequacy		Corrective Action
	Company		Bank		Purposes		Provisions
At June 30, 2016	Actual Amount	Ratio	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)

Tier 1 (core) capital (to adjusted total assets)	$258,415	8.64%	$253,341	8.47%	$119,572	4.00%	$149,465	5.00%
Common equity Tier 1 (to risk-weighted assets)	250,100	17.84	253,341	18.08	63,055	4.50	91,079	6.50
Tier 1 (core) capital (to risk-weighted assets)	258,415	18.44	253,341	18.08	84,073	6.00	112,097	8.00
Total qualifying capital (to risk-weighted assets)	264,638	18.88	259,564	18.52	112,097	8.00	140,121	10.00
(1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Standardized Approach (1)
June 30, 2016
(Dollars in Thousands)

Total equity	$332,669
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	35,931
LESS: Certain other intangible assets	18,053
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	2,993
LESS: Net unrealized gains (losses) on available-for-sale securities	25,591
Common Equity Tier 1 (1)	250,101
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	1,995
Total Tier 1 capital	258,416
Allowance for loan losses	6,222
Total qualifying capital	264,638

(1)
Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc.® (the “Company”) is the holding company for its wholly-owned subsidiary, MetaBank® (the “Bank”). The Bank is a federally-chartered savings bank which operates ten full-service branch banking offices in four market areas in Iowa and South Dakota:  Northwest Iowa, Brookings, Central Iowa, and Sioux Empire, one non-retail service branch in Memphis, Tennessee, and three non-branch offices located in Texas, California and Kentucky related to the Bank's AFS/IBEX and Refund Advantage operations. In addition, the Bank’s home office is located at 5501 South Broadband Lane in Sioux Falls, South Dakota.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. Actual results may differ materially from those contained in the forward-looking statements contained herein. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other filings made with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries.

Consolidated Statements of Financial Condition
(Dollars In Thousands)
	June 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	36,830	27,658
Investments and mortgage-backed securities	2,047,387	1,601,831
Loans receivable, net	854,506	706,255
Other assets	205,443	193,961
Total assets	$3,144,166	$2,529,705

Liabilities
Deposits	2,186,956	$1,657,534
Other borrowings	556,544	561,317
Other liabilities	67,997	39,519
Total liabilities	2,811,497	2,258,370

Stockholders' equity	332,669	271,335
Total liabilities and stockholders' equity	$3,144,166	$2,529,705

Consolidated Statements of Operations

	For the Three Months		For the Nine Months Ended
	Ended June 30:		Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2016	2015	2016	2015

Interest income	$20,763	$15,254	$59,667	$45,244
Interest expense	844	593	2,255	1,727
Net interest income	19,919	14,661	57,412	43,517
Provision for loan losses	2,098	700	4,057	1,341

Net interest income after
provision for loan losses	17,821	13,961	53,355	42,176
Non-interest income	23,807	15,424	81,542	43,068
Non-interest expense	31,627	24,473	103,425	70,305

Income before income tax expense	10,001	4,912	31,472	14,939
Income tax expense	1,128	272	4,258	1,523

Net income	$8,873	$4,640	$27,214	$13,416

Earnings per common share
Basic	1.05	0.67	3.24	2.05
Diluted	1.04	0.66	3.22	2.03

Selected Financial Information

For the Nine Months Ended June 30,	2016	2015

Return on average assets	1.23%	0.78%
Return on average equity	12.16%	9.07%
Average shares outstanding for diluted earnings per share	8,452,199	6,616,450

At Period Ended:	June 30, 2016	September 30, 2015

Equity to total assets	10.58%	10.73%
Book value per common share outstanding	$39.03	$33.24
Tangible book value per common share outstanding	$31.17	$24.60
Tangible book value per common share outstanding excluding AOCI	$28.16	$24.30
Common shares outstanding	8,523,641	8,163,022
Non-performing assets to total assets	0.07%	0.31%